Exhibit 5.1

Our ref: RZB/696622-000009/30125464v7

Satellogic Inc.

Kingston Chambers

PO Box 173

Road Town

Tortola, VG1110

British Virgin Islands

[•] 2021

Dear Sirs

Satellogic Inc. (the “Company”)

We have acted as counsel as to British Virgin Islands law to the Company and have been asked to provide this legal opinion in connection with the Company’s registration statement on Form F-4, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “SEC Act”) (the “Registration Statement”) for the purposes of, registering with the Commission under the SEC Act, the offering and sale to the public of:

(a)	up to 31,850,000 class A ordinary shares of US$0.0001 par value each of the Company (“Class A Ordinary Shares” and each a “Class A Ordinary Share”) (the “CF V Merger Shares”);

(b)	up to 38,182,490 Class A Ordinary Shares (the “Nettar Merger Shares” and together with the CF V Merger Shares, the “Merger Shares”);

(c)

up to 13,826,176 Class A Ordinary Shares that would result from a conversion of an equal number of class B ordinary shares of US$0.0001 par value each of the Company (the “Pre-Conversion Shares”) pursuant to the terms of the Memorandum and Articles (as defined below) (the “Conversion Shares”);

(d)	8,533,333 warrants to purchase one Class A Ordinary Share (the “CF V Exchanged Warrants” and each a “CF V Exchanged Warrant”);

(e)

16,122,031 warrants to purchase one Class A Ordinary Share (the “Nettar Exchanged Warrants” and each a “Nettar Exchanged Warrant” and together with the CF V Exchanged Warrants, the “Warrants” and each a “Warrant”);

(f)	all Class A Ordinary Shares that may be issued upon exercise of the Warrants (the “Warrant Shares” and each a “Warrant Share”); and

(g)

up to 7,067,308 Class A Ordinary Shares issuable by the Company upon the exercise of options to purchase one Class A Ordinary Share (the “Options” and each an “Option”) (the “Option Shares” and each an “Option Share” and together with the Merger Shares, the Conversion Shares and the Warrant Shares, the “Ordinary Shares”).

This opinion letter is given in accordance with the terms of the Pubco Legal Matters section of the Registration Statement.

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1

The public records of the Company on file and available for public inspection at the Registry of Corporate Affairs in the British Virgin Islands (the “Registry of Corporate Affairs”) on [•] 2021, including the Company’s Certificate of Incorporation and its Memorandum and Articles of Association (the “Memorandum and Articles”).

1.2

The records of proceedings available from a search of the electronic records maintained on the Judicial Enforcement Management System from 1 January 2000 and available for inspection on [•] 2021 at the British Virgin Islands High Court Registry (the “High Court Registry”).

1.3

The written resolutions of the board of directors of the Company dated 28 July 2021, 10 August 2021 [and [•] 2021] and the written resolutions of the sole member of the Company dated [•] 2021 (the “Resolutions”).

1.4	A Certificate of Incumbency dated [•] 2021, issued by Maples Corporate Services (BVI) Limited, the Company’s registered agent (the “Registered Agent’s Certificate”).

1.5	A certificate of good standing with respect to the Company issued by the Registrar of Corporate Affairs dated [•] 2021 (the “Certificate of Good Standing”).

1.6	A certificate from a director of the Company (the “Director’s Certificate”).

1.7	The Registration Statement.

1.8

A draft of the form of assignment, assumption and amendment agreement and the warrant agreement referred to therein and the warrant certificate constituting the CF V Exchanged Warrants (the “CF V Exchanged Warrant Documents”).

1.9

A draft of the form of assignment, assumption and amendment agreement and the warrant agreement referred to therein and the warrant certificate constituting the Nettar Exchanged Warrants (the “Nettar Exchanged Warrant Documents” and together with the CF V Exchanged Warrant Documents, the “Warrant Documents”).

1.10

A copy of the Nettar Group Inc. 2015 Share Plan expressed to have been adopted by Nettar Group Inc. (“Nettar”) on 1 August 2015 and amended on 14 June 2016, 10 July 2019 and 12 February 2021 (the “Adopted Prior Plan”) together with the template share option agreements attached as exhibits to the unanimous written resolutions of the board of directors of Nettar dated 21 July 2015 (the “Adopted Prior Plan Option Agreements” and together with the Adopted Prior Plan, the “Option Documents”).

1.11	An agreement and plan of merger dated 5 July 2021 by and among the Company, CF Acquisition Corp. V, Ganymede Merger Sub 1 Inc., Ganymede Merger Sub 2 Inc. and Nettar (the “Merger Agreement”).

The documents listed in paragraphs 1.8, 1.9, 1.10 and 1.11 inclusive above shall be referred to collectively herein as the “Documents”.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the British Virgin Islands which are in force on the date of this opinion letter. In giving the following opinions we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion letter, of the Registered Agent’s Certificate, the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1

The Documents have been or will be authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the British Virgin Islands).

2.2

The Documents are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York (the “Relevant Law”) and all other relevant laws (other than, with respect to the Company, the laws of the British Virgin Islands).

2.3

The choice of the Relevant Law as the governing law of the Documents (other than the Option Documents) has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York and any other relevant jurisdiction (other than the British Virgin Islands) as a matter of the Relevant Law and all other relevant laws (other than the laws of the British Virgin Islands).

2.4

The obligations of Nettar pursuant to the Option Documents and any option agreement entered into by Nettar in connection with the Adopted Prior Plan have been validly assumed by the Company pursuant to the Merger Agreement as a matter of all relevant laws.

2.5

Where a Document has been provided to us in draft or undated form, it will be duly executed, dated and unconditionally delivered by all parties thereto in materially the same form as the last version provided to us and, where we have been provided with successive drafts of a Document marked to show changes to a previous draft, all such changes have been accurately marked.

2.6

Each share option agreement entered into by Nettar pursuant to the Adopted Prior Plan and assumed by the Company pursuant to the Merger Agreement is in materially the same form as one of the Adopted Prior Plan Option Agreements or to the extent that are any differences, they are not differences that would render our opinion inaccurate.

2.7

Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate.

2.8	All signatures, initials and seals are genuine.

2.9

The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws and regulations of the British Virgin Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Documents.

2.10

That all public records of the Company which we have examined are accurate and that the information disclosed by the searches which we conducted against the Company at the Registry of Corporate Affairs and the High Court Registry is true and complete and that such information has not since then been altered and that such searches did not fail to disclose any information which had been delivered for registration but did not appear on the public records at the date of our searches.

2.11	No invitation has been or will be made by or on behalf of the Company to the public in the British Virgin Islands to subscribe for any of the Ordinary Shares or the Warrants.

2.12	The Company is not a sovereign entity of any state and is not a subsidiary, direct or indirect of any sovereign entity or state.

2.13

There is no contractual or other prohibition or restriction (other than as arising under British Virgin Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Documents.

2.14

No monies paid to or for the account of any party under the Documents represent or will represent proceeds of criminal conduct (as defined in the Proceeds of Criminal Conduct Act (2013 Revision, as amended)).

2.15

There is nothing under any law (other than the laws of the British Virgin Islands) which would or might affect the opinions set out below. Specifically, we have made no independent investigation of the Relevant Law.

2.16	There is nothing contained in the minute book or corporate records of the Company (which we have not inspected) which would or might affect the opinions set out below.

2.17

With respect to Ordinary Shares to be issued for a consideration, which is in whole or in part, other than money, the directors of the Company shall prior to the issue of such Ordinary Shares pass a resolution stating: (a) the amount to be credited for the issue of such Ordinary Shares; and (b) that, in the opinion of the directors of the Company, the present cash value of the non-money consideration and money consideration, if any, is not less than the amount to be credited for the issue of such Ordinary Shares.

2.18

With respect to Ordinary Shares to be issued for a consideration, which is in whole or in part, other than money, the Company will receive the applicable non-money consideration and money consideration, if any and with respect to Ordinary Shares to be issued for a cash consideration the Company will receive the applicable cash consideration for the issue of such Ordinary Shares concerned.

2.19	At the time of the exercise of each Warrant into a Warrant Share in accordance with the terms and provisions of the applicable Warrant Documents (each such exercise, a “Warrant Exercise”):

(a)	the laws of the British Virgin Islands (including the Act (as defined below)) will not have changed in such way as to materially impact the Warrant Exercise;

(b)	the Company will not have been struck off or placed in liquidation; and

(c)	the terms and provisions of the Warrant relating to the Warrant Exercise and the terms of the Memorandum and Articles will not have been altered, amended or restated.

2.20	At the time of each conversion of Pre-Conversion Shares into the Conversion Shares in accordance with the terms and provisions of the Memorandum and Articles (each such conversion, a “Conversion”):

(a)	the laws of the British Virgin Islands (including the Act) will not have changed in such way as to materially impact the Conversion;

(b)	all Pre-Conversion Shares in issue will have been issued as fully paid and non assessable;

(c)	the Company will not have been struck off or placed in liquidation; and

(d)	the terms and provisions relating to the Conversion as set out in the Memorandum and Articles will not have been altered, amended or restated.

2.21	At the time of the exercise of each Option into an Option Share in accordance with the terms and provisions of the Option Documents (each such exercise, an “Option Exercise”):

(a)	the laws of the British Virgin Islands (including the Act (as defined below)) will not have changed in such way as to materially impact the Option Exercise;

(b)	the Company will not have been struck off or placed in liquidation; and

(c)	the terms and provisions of the Option relating to the Option Exercise and the terms of the Memorandum and Articles will not have been altered, amended or restated.

2.22

Where the Resolutions require a director or officer of the Company to determine the final number of Ordinary Shares and/or Options and/or Warrants to be issued or granted (as applicable) by the Company and the persons to whom they shall be issued, an authorised director or officer of the Company shall have so determined the final number of Ordinary Shares and/or Options and/or Warrants to be issued or granted (as applicable) by the Company prior to any such issuance or grant.

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion letter.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1

The Company is a company limited by shares incorporated with limited liability under the BVI Business Companies Act (as amended) (the “Act”), is in good standing at the Registry of Corporate Affairs, is validly existing under the laws of the British Virgin Islands.

3.2

The Ordinary Shares to be offered and issued by the Company as contemplated by the Registration Statement (including the issuance of the Merger Shares, the Warrant Shares upon each Warrant Exercise in accordance with the terms of the Warrant Documents, the Conversion Shares upon each Conversion and the Option Shares upon each Option Exercise in accordance with the terms of the Option Documents) have been duly authorised for issue, and when issued by the Company against payment in full of the consideration as set out in the Registration Statement and in accordance with the terms set out in the Registration Statement (including the issuance of the Merger Shares, the Warrant Shares upon each Warrant Exercise, the Conversion Shares upon each Conversion and the Option Shares upon each Option Exercise), such Ordinary Shares will be validly issued, fully paid and non-assessable. As a matter of British Virgin Islands law, a share is only issued when it has been entered in the register of members.

3.3

The execution, delivery and performance of the Warrant Documents have been authorised by and on behalf of the Company and, upon the execution and unconditional delivery of the Warrant Documents by a director of the Company for and on behalf of the Company, the Warrant Documents will have been duly executed and delivered on behalf of the Company and will constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	The obligations assumed by the Company under the Documents will not necessarily be enforceable in all circumstances in accordance with their terms. In particular:

(a)

enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to or protecting or affecting the rights of creditors;

(b)

enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

(c)

where obligations are to be performed in a jurisdiction outside the British Virgin Islands, they may not be enforceable in the British Virgin Islands to the extent that performance would be illegal under the laws of that jurisdiction;

(d)	some claims may become barred under relevant statutes of limitation or may be or become subject to defences of set-off, counterclaim, estoppel and similar defences; and

(e)	the courts of the British Virgin Islands have jurisdiction to give judgment in the currency of the relevant obligation.

4.2	To maintain the Company in good standing under the laws of the British Virgin Islands, annual filing fees must be paid to the Registry of Corporate Affairs.

4.3

Under British Virgin Islands law, the register of members is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a British Virgin Islands court for a determination on whether the register of members reflects the correct legal position. Further, the British Virgin Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. As far as we are aware, such applications are rarely made in the British Virgin Islands and for the purposes of the opinion given in paragraph 3.2, there are no circumstances or matters of fact known to us on the date of this opinion letter which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Company’s Ordinary Shares, then the validity of such shares may be subject to re-examination by a British Virgin Islands court.

4.4

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

4.5

In this opinion letter the phrase “non-assessable” means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares and in the absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, have any obligation to make further contributions to the Company’s assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm under the heading “Pubco Legal Matters” in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under section 7 of the SEC Act or the rules and regulations of the Commission thereunder.

We express no view as to the commercial terms of the Documents or whether such terms represent the intentions of the parties and make no comment with regard to warranties or representations that may be made by the Company.

The opinions in this opinion letter are strictly limited to the matters contained in the opinions section above and do not extend to any other matters. We have not been asked to review and we therefore have not reviewed any of the ancillary documents relating to the Documents and express no opinion or observation upon the terms of any such document.

This opinion letter is addressed to you and may be relied upon by you, your counsel and purchasers of Ordinary Shares and Warrants pursuant to the Registration Statement. This opinion letter is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

Maples and Calder